CONSENT OF THE CARSON MEDLIN COMPANY




We hereby consent to the inclusion as Appendix C to the Prospectus/Proxy Statement constituting part of the Registration Statement on Form S-4 of United Carolina Bancshares of our letter to the Board of Directors of Triad Bank and to the references made to such letter and to the firm in such Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.




/s/ The Carson Medlin Company

THE CARSON MEDLIN COMPANY

Raleigh, North Carolina
November 28,1995